Exhibit 23.3

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in the form and context in which they are included in this amendment to the registration statement on Form S-1 and Form S-3 filed by Whiting USA Trust II and Whiting Petroleum Corporation, respectively (collectively, the “Registration Statement”), including the related prospectus that is a part thereof, to our estimates of reserves and value of reserves and our report on reserves as of December 31, 2011 of the underlying properties and net profits interest owned by Whiting USA Trust II and to the inclusion of our report dated December 9, 2011 as an appendix to the prospectus included in the Registration Statement.

We also consent to the references to our firm in the form and context in which they are incorporated by reference in the Registration Statement and the related prospectus that is a part thereof. We hereby further consent to the incorporation by reference of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of December 31, 2010.

We also consent to the references to our firm in the prospectus included in such registration statement, including under the heading “Experts.”

Sincerely,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

January 27, 2012

Fort Worth, Texas